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                                  EXHIBIT 10.22



                                LETTER AGREEMENT
                            BETWEEN KENNETH G. HAYES
                              AND THE COMPANY DATED
                                  MAY 15, 1997












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                                  EXHIBIT 10.22





May 15, 1997




Mr. Kenneth G. Hayes, Jr.
5 Jay Lane
Acton, MA  01720

Dear Ken:

After a thorough review of your qualifications, I am pleased to offer you the position of President, Image Guided Surgery of Sofamor Danek Group, Inc. This position will report to Bob Compton and assumes you will be available to begin full-time employment on or before August 1, 1997. The major points of the offer are outlined in the paragraphs below and reflect the verbal agreement we reached on May 12.

SALARY

Your bi-weekly salary will be $7,692.30. The salary will remain at this level unless increased by the Compensation Committee at that committee's annual review. This review process occurs in the fourth quarter of each year for compensation changes for the following year.

BONUS

As agreed, you will participate in the Executive Level of the Management Bonus Program beginning in 1997. Your bonus plan will be consistent with the overall company program and based upon EVA (economic value added) performance. A minimum bonus of $100,000 for 1997 will be guaranteed based on a start date of not later than August 1, 1997.

STOCK OPTIONS

Sofamor Danek Group, Inc., is granting you options on 120,000 shares of Sofamor Danek Group, Inc., common stock at the closing price on May 12. These options will be non-qualified options.

The stock will vest one-fifth each year over five years beginning on the first anniversary date of the grant. The vesting is contingent upon your continued employment with Sofamor Danek



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Group, Inc. Details of the option grant will be contained in your Employment
Agreement. All other terms of the options are contained in the Company's Long Term Incentive Plan.

RELOCATION

Sofamor Danek Group, Inc., will assist you with your relocation to Memphis, Tennessee, as indicated below:

1. House Hunting Trip Expenses, Sofamor Danek Group, Inc., will pay and/or reimburse you for the cost of your family's house hunting trips from Acton to Memphis. This reimbursement will include transportation, car rental, lodging, meals, and other reasonable expenses.

2. Moving Cost. Sofamor Danek Group, Inc., will pay and/or reimburse you for the cost of packing, transporting, storing, and unpacking your household goods from Acton to Memphis. Sofamor Danek will further pay the cost of transporting two automobiles, should that be necessary.

3. Real Estate Commission. Sofamor Danek Group, Inc., will reimburse you for the real estate commission on the sale of your Acton home, not to exceed 6% of the sale price.

4. Closing Cost. Sofamor Danek Group, Inc., will reimburse you for any closing cost, appraisals, and legal fees associated with the sale of your current residence and the purchase of your new home in Memphis.
       This total cost is not to exceed $25,000.

S. Sale of Massachusetts Home. In the event you are unable to sell your home in Massachusetts, Sofamor Danek Group, Inc., will purchase or cause to have purchased such house. The purchase price shall be the average of three appraisals, provided by mutually agreeable appraisal firms. The Company will also pay for the appraisal costs.

6. Dual Temporary Living Expenses. Sofamor Danek Group, Inc., agrees to pay dual temporary living expenses of $3,000 per month for a maximum of six months.

7. Payment of Tax Liability, In the event that you incur any additional federal or state income tax liability because the relocation expenses are treated as income to you, are not deductible and are taxable, Sofamor Danek Group, Inc., agrees to pay (a) a dollar amount equal to the tax liability, and (b) an amount equal to the tax liability on the dollar amount determined under 7(a). The total amount calculated under 7 shall be paid by Sofamor Danek Group, Inc., directly to the United States Internal Revenue Service and the Massachusetts Department of Revenue, and will appear on a form W-2 that Sofamor Danek Group, Inc., will prepare and deliver to your as appropriate.

8. Repayment of Relocation Expenses. You acknowledge and agree that these relocation expenses are integral parts of Sofamor Danek Group, Inc.'s offer of employment to you and that Sofamor Danek Group, Inc., is advancing and/or spending substantial funds to relocate


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       you and your family to Memphis, Tennessee. In consideration thereof, you agree that if you voluntarily leave Sofamor Danek Group, Inc., within two
       (2) years of your employment date, then you agree to repay Sofamor Danek Group, Inc., all relocation expenses paid and/or reimbursed under the terms of our offer letter.

As a full-time employee and President, Image Guided Surgery of Sofamor Danek Group, Inc., you will receive the following benefits:

1. Medical insurance coverage subject to a 90-day probationary period. Should you decide to continue your current medical coverage for the 90-day probationary period, Sofamor Danek Group, Inc., will reimburse you for the medical insurance premiums paid by you during this period. Pre-existing medical conditions will be covered by this medical insurance.

2. Life insurance coverage equal to two times your annual salary, subject to a 90-day probationary period.

3.     Short-term and long-term disability.

4. Eligibility for 401(k) Tax Deferred Savings Plan after six (6) months of employment.

5. Eligibility for the Sofamor Danek Group, Inc. Employee Stock Purchase plan after six (6) months of employment and per the Plan's enrollment requirements.

6.     At least four weeks vacation per year.

7. Payment or reimbursement for business related club dues or cellular phone charges of $300.00 per month.

8.     Spouse travel of $4,000.00 per year.

9.     Subscription reimbursement of $300.00 per year.

You will be an employee at will; either you or Sofamor Danek Group, Inc., may terminate your employment at any time for any reason subject to the conditions of your Employment Agreement. Sofamor Danek Group, Inc., reserves the right to modify or eliminate any benefits, policies, plans or programs at any time for any reason with or without notice unless otherwise specified in your Employment Agreement.

Sofamor Danek Group, Inc., will assume responsibility for the handling of any issue raised by a third party that relates to your taking the position of President, Image Guided Surgery of Sofamor Danek Group, Inc.

Sofamor Danek Group, Inc.'s Board of Directors, Ron Pickard, Bob Compton and I are enthusiastic about having you as a senior executive of the Company. Please signify your



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acceptance of our offer by signing below and returning one original of this letter to me at your earliest convenience.

Sincerely,

/s/ Jim Gallogly

Jim Gallogly
President, Chief Operating Officer



ACCEPTED BY:



/s/ Kenneth G. Hayes, Jr.                            May 29, 1997
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Kenneth G. Hayes, Jr.                                Date